Exhibit 11 - Computations of Earnings Per Share
                   Tredegar Industries, Inc. and Subsidiaries
                    (In Thousands, Except Per-Share Amounts)
                                   (Unaudited)


                                              Third Quarter      Nine Months
                                             Ended Sept. 30     Ended Sept. 30
                                            ---------------    ----------------
                                            1995     1994      1995       1994
                                           ------   -------   -------   --------
Income (loss) from
  continuing operations ................   $6,626   $  (278)  $17,145   $ (2,297)
Income from discontinued
  energy operations ....................     --      26,753      --       37,218
                                           -------  -------   -------   --------
  Net income ...........................   $6,626   $26,475   $17,145   $ 34,921
                                           ======   =======   =======   ========

Earnings (loss) per common
  and dilutive common
  equivalent share
  as reported (1):
  Continuing operations ................   $  .75   $  (.02)  $  1.91   $   (.21)
  Discontinued energy
    operations .........................     --        2.52      --         3.47
                                           -------  -------   -------   --------
    Net income .........................   $  .75   $  2.50   $  1.91   $   3.26
                                           ======   =======   =======   ========

PRIMARY EARNINGS PER
  SHARE:
Shares issuable upon the
  assumed exercise
  of outstanding stock
  options (2) ..........................      353        86       267         45
Weighted average common
  shares outstanding
  during period ........................    8,448    10,590     8,723     10,735
                                           -------  -------   -------   --------
Weighted average common
  and dilutive common
  equivalent shares ....................    8,801    10,676     8,990     10,780
                                           ======   =======   =======   ========

Primary earnings per
  share (1) ............................   $  .75   $  2.48   $  1.91   $   3.24
                                           ======   =======   =======   ========

FULLY DILUTED EARNINGS
  PER SHARE:
Shares issuable upon the
  assumed exercise
  of outstanding stock
  options (3) ..........................      384       117       400        109
Weighted average common
  shares outstanding
  during period ........................    8,448    10,590     8,723     10,735
                                           -------  -------   -------   --------
Weighted average common
  and dilutive common
  equivalent shares ....................    8,832    10,707     9,123     10,844
                                           ======   =======   =======   ========

Fully diluted earnings
  per  share (3) .......................   $  .75   $  2.47   $  1.88   $   3.22
                                           ======   =======   =======   ========




Notes to Exhibit 11:

(1) Shares used to compute earnings (loss) per common and dilutive common equivalent share include common stock equivalents for the third quarter and nine months ended September 30, 1995.

(2)  Computed using the average market price during the related period.

(3) Computed using the higher of the average market price during the related period and the market price at the end of the related period. Fully diluted earnings (loss) per common and dilutive common equivalent share is not materially different (dilutive by 3% or more) from earnings (loss) per
     common and dilutive   common   equivalent   share   reported   in   the
     consolidated statements of income.